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                                                                    Exhibit 99.1

                       NATIONAL BANCORP OF ALASKA, INC.

         PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING

The undersigned stockholder of National Bancorp of Alaska, Inc. ("National Bancorp") does hereby nominate, constitute and appoint John A. Treptow and Susan Wright Mason or either one of them (with full power to act alone) my true and lawful attorney(s) and proxy(ies), with full power of substitution, for me and in my name, and place and stead to vote all the shares of Common Stock of said National Bancorp standing in my name on its books, as of April ___, 2000, at the Annual Meeting of Stockholders to be held at the Main Office of National Bank of Alaska located at Northern Lights Boulevard and C Street, Anchorage, Alaska, on June 8, 2000 at 10:00 a.m., or at any adjournments thereof, with all the powers the undersigned would possess if personally present on the following proposals more fully described in the accompanying Proxy Statement-Prospectus in the manner specified and in their discretion on any other business that may properly come before the meeting.

1. Approve the Agreement and Plan of Reorganization, dated as of January 12, 2000, and as amended as of February 15, 2000 (as amended, the "Merger Agreement"), by and between National Bancorp and Wells Fargo & Company ("Wells Fargo") pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into National Bancorp (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is included as Appendix A in the accompanying Proxy Statement-Prospectus; and to authorize such further action by the Board of Directors and officers of National Bancorp as may be necessary or appropriate to carry out the intent and purposes of the Merger.

                   Vote For

                   Vote Against

                   Abstain

2.   Fix the number of directors at 25 and elect the following directors: Donald
     B. Abel, Jr., Gary M. Baugh, Carl F. Brady, Jr., Alec W. Brindle, James O. Campbell, Jeffrey J. Cook, Patrick S. Cowan, Sharon D. Gagnon, Roy Huhndorf, James H. Jansen, Donald L. Mellish, Emil R. Notti, Howard R. Nugent, Tennys B. Owens, Eugene A. Parrish, Jr., J. Michael Pate, Martin R. Pihl, Edward F. Randolph, Edward B. Rasmuson, Major General John Schaeffer (Ret.), Michael K. Snowden, Richard Strutz, George S. Suddock, Richard A. Wien, Sharon Wikan.

                   Vote For all nominees listed above; except vote is withheld from nominees whose names are written below (if any).

                   Vote Withheld from all nominees
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3.   Ratify the appointment by the Board of Directors of Deloitte & Touche LLP
     as National Bancorp's independent public accountants for the year ending December 31, 2000.

                   Vote For

                   Vote Against

                   Abstain

4. In the discretion of the persons appointed proxies hereby to vote on such other matters as may properly come before the special meeting.

This proxy will be voted as directed by the stockholder. If no direction is supplied, this proxy will be voted "For" proposals 1 and 3 and "For" the election of all nominees listed in proposal 2. The undersigned hereby revokes any proxy heretofore given with respect to the same shares of stock for this meeting.

                  Dated: _______________________________, 2000.



                                  ______________________________________________


                                  ______________________________________________
                                  (Please sign exactly as name appears at left.)

                                  (If stock is owned by more than one person, all owners should sign. Persons signing as executors administrators, trustees, or in similar capacities should so indicate.)

                  Please date, sign and mail proxy in enclosed envelope